NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Energy to Transfer to Nasdaq

BUTTE, MT / SIOUX FALLS, SD - September 18, 2020 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) today announced that it is transferring its stock exchange listing from The New York Stock Exchange after the end of trading on September 30, 2020 to The Nasdaq Global Select Market (Nasdaq). NorthWestern’s shares will begin trading as a Nasdaq-listed security on October 1, 2020 and will continue to trade under the ticker symbol NWE.

“NorthWestern has a century long history of providing safe, reliable and affordable electric and natural gas services across Montana, South Dakota, Nebraska and Yellowstone National Park. Nasdaq is home to many of the world’s most innovative companies and is a natural fit as NorthWestern continues to expand its environmental stewardship and sustainability efforts. Although we are one of the smaller U.S. utilities - as measured by market capitalization - we have one of the largest service territories as measured by footprint, covering nearly 108,000 square miles. Although NorthWestern’s energy supply portfolio is already approximately 60% carbon-free, continuous innovation is essential as we steward this critical infrastructure for the benefit of our customers and investors,” said Bob Rowe, President and Chief Executive Officer.

“NorthWestern Energy is committed to providing sustainable energy to meet customer needs, while protecting and enhancing the natural environment,” said Nelson Griggs, President, Nasdaq Stock Exchange. “Their listing on Nasdaq will allow them to efficiently attract investors as they continue to provide safe, reliable and innovative energy solutions that create value for all stakeholders.”

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and / or natural gas to approximately 734,800 customers in Montana, South Dakota and Nebraska. We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have generated and distributed electricity and distributed natural gas in Montana since 2002. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Investor Relations Contact: Media Contact:
Travis Meyer (605) 978-2967 Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com jodee.black@northwestern.com